Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS STRONG SECOND QUARTER RESULTS

ATLANTA, JULY 26, 2005– EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its second quarter ending June 30, 2005.  Highlights for the quarter include:

•                  Net income of $43.8 million, or $0.31 per share

•                  Income from operations of $47.9 million

•                  Adjusted EBITDA (a non-GAAP measure) of $60.1 million

•                  Free cash flow (a non-GAAP measure) of $55.3 million

•                  A repurchase of 7.6 million shares of EarthLink common stock

“EarthLink once again delivered strong financial results, driven by management’s focus on operational excellence and its continuing commitment to long-term shareholder value,” said Garry Betty, EarthLink’s president and chief executive officer.  “Consistent with this commitment, EarthLink has repurchased 25 percent of the company’s shares over the past three years.”

Betty added, “The stability and success of our existing Internet access business continue to provide the leverage and cash flow to fuel growth opportunities in next generation broadband wireline and wireless voice and data products.   Building on our existing voice initiatives, EarthLink announced during the quarter a joint market trial with Covad that will combine the traditional telephone connection with advanced features of VoIP and will enable us to offer DSL services at speeds of 6 Mbps to 10Mbps.”

Second Quarter Financial Results

Subscribers

During the second quarter, EarthLink added ten thousand net subscribers and ended the quarter with 5.4 million total subscribers, a 0.9 percent increase from the second quarter of 2004.   EarthLink added 37,000 net broadband subscribers and ended the quarter with 1.5 million broadband customers, an increase of 24.0 percent from a year ago.  EarthLink ended the second quarter with 3.8 million total narrowband subscribers, a 5.6 percent decrease from the second quarter of 2004.  EarthLink reported a loss of 92,000 premium narrowband subscribers in the second quarter of 2005.  During the second quarter of 2005, PeoplePC Online added 69,000 net subscribers.  As was previously announced in April, PeoplePC Online passed the one million subscriber milestone and ended the quarter with 1.1 million net subscribers, a 68.5 percent increase from the second quarter of 2004.

Overall, average monthly churn was 4.5 percent during the second quarter of 2005, a decrease from the 4.7 percent churn reported over the prior three quarters, but an increase from the 4.4 percent rate in last year’s second quarter.

Revenues and Gross Margins Before Sales Incentives

Broadband revenues were $112.1 million, an increase of 5.9 percent over the prior year quarter, driven by the growth in broadband subscribers.  Web hosting, advertising and other value-added services revenues were $25.2 million, a 16.2 percent improvement compared to the prior year quarter, driven primarily by increased search-related advertising revenues and ancillary services revenues.  Narrowband revenues were $188.4 million, a decrease of 14.8 percent from the prior year quarter. The decline in narrowband revenues was largely due to the shift in the mix of our narrowband customer base from premium narrowband subscribers to PeoplePC Online subscribers.  For the quarter, total revenues were $325.7 million, a 6.6 percent decrease from the second quarter of 2004.

Gross margins before sales incentives (a non-GAAP measure) expanded to 71.5 percent of total revenues during the second quarter of 2005, a 280 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber.  While gross margins before sales incentives on a percentage basis continued to expand, gross margins before sales incentives were $232.8 million for the second quarter of 2005, a decrease of 2.7 percent from the second quarter of 2004, driven primarily by lower revenues.

Profitability

EarthLink’s adjusted EBITDA (a non-GAAP measure) was $60.1 million, a $6.6 million decrease from the prior year quarter.  The decline in adjusted EBITDA reflects the decrease in gross margins before sales incentives.

Net income for the quarter was $43.8 million, or $0.31 per share, compared to $49.7 million, or $0.31 per share, in the prior year quarter.  The decline in net income was primarily attributable to the following items:

•                  $6.6 million decrease in adjusted EBITDA (noted above)

•                  $7.6 million increase in income tax expense primarily associated with the realization of net operating loss (NOL) carry-forwards of acquired companies

•                  $2.1 million increase in losses from equity affiliates related to the SK-EarthLink wireless joint venture

•                  $1.6 million change in facility exit costs, a non-recurring prior year benefit

These losses were partially offset by the following items:

•                  $4.0 million decrease in depreciation due primarily to declines in capital expenditures over the past three years and disposed assets as a result of the contact center restructurings

•                  $3.5 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized

•                  $4.6 million increase in interest and other income, net, related to proceeds received from our investments in other companies and higher interest income on our investments in marketable securities

Balance Sheet and Cash Flow

In the second quarter of 2005, EarthLink generated $55.3 million in free cash flow, a $2.8 million decrease from the second quarter of 2004.  The decrease in free cash flow from the second quarter of 2004 was primarily attributable to the decrease in adjusted EBITDA noted above, partially offset by a $3.5 million decrease in capital expenditures.

During the second quarter of 2005, EarthLink repurchased approximately 7.6 million shares of its common stock for $72.0 million in accordance with its share repurchase program. EarthLink had $238.7 million remaining under the program as of June 30, 2005.

EarthLink’s cash and marketable securities were $433.3 million as of June 30, 2005, representing a $9.2 million decrease from the first quarter of 2005.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, and facility exit costs.

Free cash flow is defined as income from operations before facility exit costs, depreciation and amortization, purchases of property and equipment, and purchases of subscriber bases.

Gross margins before sales incentives, adjusted EBITDA, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the third quarter of 2005, EarthLink expects to report no net change to a net loss of 50,000 subscribers, compared to the end of the second quarter of 2005.  Revenues for the quarter are expected to be $315 million to $320 million.  Due to expected declines in gross margins and increases in sales and marketing, adjusted EBITDA is expected to be in the range of $50 million to $55 million.  Net income is expected to be in the range of $26 million to $36 million, including an expected equity method loss of $5 million to $10 million attributable to EarthLink’s proportionate share of the losses of the SK-EarthLink joint venture.

For the full year 2005, EarthLink is updating its previously issued guidance.  EarthLink expects to report no net change to a net loss of 50,000 subscribers, compared to the end of 2004.  The company expects revenues to be approximately $1.3 billion, adjusted EBITDA to be between $205 million and $215 million and net income to be in the range of $125 million to $145 million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on July 26, 2005 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome

A taped replay will be available beginning at 11:30 a.m. EDT on July 26, 2005 through midnight on August 2, 2005 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 7036960.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives

About EarthLink

“EarthLink. We revolve around youTM.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions, and customizable features. Whether it’s dial-up, high-speed, web hosting, wireless voice and data services, or “EarthLink Extras” like home networking, security or voice over IP, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and wireline communications services, including our various voice initiatives; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price, or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as we anticipate; (6) that the continued decline of our narrowband revenues may adversely affect us; (7) that we may experience significant fluctuations in our operating results and rate of growth and we may not be able to sustain profitability; (8) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (9) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market; (10) that service interruptions or impediments could harm our business; (11) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (12) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (13) that government regulations could force us to change our business practices; (14) that we may not realize the benefits we are seeking from the SK-EarthLink joint venture transaction or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (15) that our third-party providers for technical and customer support may be unable to provide these services on an economical basis or at all; (16) that if we are unable to successfully defend against legal actions, we could face substantial liabilities; (17) that we may be unable to continually develop effective business systems, processes and personnel to support our business; (18) that we may be unable to hire and retain qualified personnel, including our key executive officers; (19) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; (20) that our stock price has been volatile historically and may continue to be volatile; and (21) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$221,098	$188,432	$448,219	$389,178
Broadband access	105,835	112,102	208,371	221,074
Web hosting	12,012	10,299	24,639	21,136
Advertising and other value-added services	9,642	14,855	18,921	29,040
Total revenues	348,587	325,688	700,150	660,428

Operating costs and expenses:
Telecommunications service and equipment costs	109,269	92,839	225,704	188,861
Sales incentives	3,899	2,050	5,561	4,522
Total cost of revenues	113,168	94,889	231,265	193,383

Sales and marketing	98,161	93,566	201,181	198,500
Operations and customer support	59,071	59,434	134,376	120,908
General and administrative	24,421	26,630	54,320	55,437
Acquisition-related amortization	6,695	3,236	14,534	6,840
Facility exit costs (1)	(1,510)	80	28,722	707
Total operating costs and expenses	300,006	277,835	664,398	575,775

Income from operations	48,581	47,853	35,752	84,653
Gain on investments in other companies, net	—	3,352	—	2,437
Net losses of equity affiliate	—	(2,085)	—	(2,342)
Interest income and other, net	1,711	2,936	2,746	5,811
Income before income taxes	50,292	52,056	38,498	90,559
Provision for income taxes (2)	630	8,208	630	13,364
Net income	$49,662	$43,848	$37,868	$77,195

Basic net income per share	$0.32	$0.32	$0.24	$0.54

Diluted net income per share	$0.31	$0.31	$0.24	$0.53

Basic weighted average common shares outstanding	156,483	138,303	157,403	142,423

Diluted weighted average common shares outstanding	159,680	140,867	160,718	145,134

Other Financial Data

Net Earnings Before Facility Exit Costs (a non-GAAP measure) (3):
Net income	$49,662	$43,848	$37,868	$77,195
Facility exit costs (1)	(1,510)	80	28,722	707
Net earnings before facility exit costs (3)	$48,152	$43,928	$66,590	$77,902

Diluted earnings per share before facility exit costs (3)	$0.30	$0.31	$0.41	$0.54

Earnings Before Interest, Income Taxes, Depreciation and Amortization, Net Losses of Equity Affiliate, Gain on Investments in Other Companies, Net, and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income to Adjusted EBITDA (3):
Net income	$49,662	$43,848	$37,868	$77,195
Provision for income taxes (2)	630	8,208	630	13,364
Depreciation and amortization	19,626	12,175	44,900	25,510
Gain on investments in other companies, net	—	(3,352)	—	(2,437)
Net losses of equity affiliate	—	2,085	—	2,342
Interest income and other, net	(1,711)	(2,936)	(2,746)	(5,811)
Facility exit costs (1)	(1,510)	80	28,722	707
Adjusted EBITDA (3)	$66,697	$60,108	$109,374	$110,870

Depreciation and amortization:
Depreciation - cost of revenues	$6,877	$4,663	$14,571	$9,838
Depreciation - other	6,054	4,276	15,795	8,832
Acquisition-related amortization	6,695	3,236	14,534	6,840
Depreciation and amortization	$19,626	$12,175	$44,900	$25,510

Gross Margins Before Sales Incentives (a non-GAAP measure) (3):
Total revenues	$348,587	$325,688	$700,150	$660,428

Total cost of revenues	113,168	94,889	231,265	193,383
Sales incentives	(3,899)	(2,050)	(5,561)	(4,522)
Telecommunications service and equipment costs	109,269	92,839	225,704	188,861

Gross margins before sales incentives (3)	$239,318	$232,849	$474,446	$471,567

Gross margins before sales incentives as a percentage of total revenues	69%	71%	68%	71%

Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income from operations to free cash flow (3):
Income from operations	$48,581	$47,853	$35,752	$84,653
Facility exit costs (1)	(1,510)	80	28,722	707
Depreciation and amortization	19,626	12,175	44,900	25,510
Purchases of property and equipment	(8,182)	(4,691)	(12,344)	(16,522)
Purchases of subscriber bases	(427)	(125)	(1,708)	(4,450)
Free cash flow (3)	$58,088	$55,292	$95,322	$89,898

Other Data

	June 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005

Key Operating Data:
Narrowband subscribers	3,976,000	3,880,000	3,776,000	3,753,000
Broadband subscribers	1,206,000	1,364,000	1,458,000	1,495,000
Web hosting accounts	153,000	144,000	140,000	136,000
Total subscriber count at end of period	5,335,000	5,388,000	5,374,000	5,384,000

Number of employees at end of period (4)	1,990	2,067	2,003	1,965

	June 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$510,740	$530,970	$442,555	$433,318
Stockholders’ equity	540,093	547,607	519,478	500,526

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months	Year
	Ending	Ending
	September 30,	December 31,
	2005	2005
	(in millions)
Reconciliation of Net Income to Adjusted EBITDA (3):
Net income	$26 - $36	$125 - $145
Provision for income taxes	4	21
Depreciation	9	38
Acquisition-related amortization	3	13
Gain on investments in other companies, net	—	(2)
Net losses of equity affiliate	5 - 10	10 - 20
Interest income and other, net	(2)	(10)
Adjusted EBITDA (3)	$50 - $55	$205 - $215

Footnotes

(1)                                  During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

EarthLink evaluates and adjusts its estimates for facility exit costs as events occur. Such changes are recorded as facility exit costs. The components of facility exit costs for the periods indicated are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
	(in thousands)
Severance and personnel related costs	$87	$—	$10,667	$—
Real estate and telecommunications costs	(1,405)	80	9,887	707
Abandoned and disposed assets	(192)	—	8,168	—
Total facility exit costs	$(1,510)	$80	$28,722	$707

(2)                                The provision for income taxes during the three and six months ended June 30, 2005 consisted of $1.3 million and $2.7 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and six months ended June 30, 2005 also included a non-cash, deferred tax provision of $6.9 million and $10.7 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

(3)                                Net earnings before facility exit costs, including the related diluted per share amounts, earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and net losses of equity affiliate, gain on investments in other companies, net, and facility exit costs (Adjusted EBITDA), and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with U.S. generally accepted accounting principles.  EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles and may differ materially from comparable information provided by other companies.

(4)                                Represents full-time equivalents.